InnerWorkings Announces First Quarter 2016 Results
First quarter revenue grew 12%; significant profit improvement; continued momentum of new contract wins

CHICAGO, IL - May 9, 2016 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended March 31, 2016. For all Non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“InnerWorkings is off to a very strong start in 2016 in terms of profitable organic growth and new contracts signed,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “By leveraging our technology, breadth of capabilities, and strong reputation, we are on track to achieve our financial targets in 2016 while continuing to deliver greater value for large, marketing-intensive companies globally.”

First Quarter 2016 Highlights

•	Revenue was $271.1 million, an increase of 12.0% compared with $242.1 million in the first quarter of 2015.

•	Gross profit was $61.9 million, or 22.9% of revenue, a 12.5% increase compared to $55.1 million, or 22.7% of revenue, in the same period of last year.

•	Non-GAAP adjusted EBITDA was $12.6 million, reflecting 32.5% growth as compared to $9.5 million in the first quarter of 2015.

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GAAP net loss per share was $0.04 and GAAP net loss was $2.1 million, mainly due to an after-tax cash charge of $3.0 million related to the global realignment strategy and a $1.9 million increase in our earnout obligation due to the strong performance of two previously-acquired businesses. Non-GAAP diluted earnings per share were $0.06, an increase of 112.2% compared to $0.03 in the first quarter of 2015.

Operational Highlights

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InnerWorkings has been awarded several new enterprise contracts so far during 2016, which collectively are expected to exceed $30 million of annual revenue at full run-rate, with nearly half stemming from expanded relationships with active clients.

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The largest of the new client wins includes managing several marketing execution services for a large direct and franchise consumer and commercial services company through a dedicated onsite team of seven production managers and technology professionals.

“We succeeded in growing the top line while managing our cost structure to achieve meaningful operating leverage in the first quarter,” said Jeffrey P. Pritchett, Chief Financial Officer of InnerWorkings. “We expect to achieve additional margin improvement as we move through the year, and to increase operating leverage beyond 2016 as we on-board a growing list of new enterprise clients and continue to expand our partnerships with current clients.”

Financial Results

First quarter non-GAAP diluted earnings per share were $0.06 and GAAP net loss per share was $0.04. The two largest components of the difference between the GAAP and non-GAAP earnings per share were the strong financial performance of two businesses acquired several years ago, which created an increase in the value of our contingent consideration balance, and employee severance and contract termination costs in connection with the global realignment strategy announced in December 2015. InnerWorkings expects the realignment to be substantially complete by the end of the second quarter, leading to at least $3.0 million in profit improvement realized during 2016 and $5.0 - $6.0 million annually thereafter.

Outlook
The Company’s guidance for 2016 remains unchanged. InnerWorkings expects 2016 annual revenue to range between $1.06 billion and $1.08 billion, non-GAAP adjusted EBITDA to be between $58.0 million and $62.0 million, and non-GAAP diluted earnings per share to be $0.30 to $0.33.

Conference Call
Eric D. Belcher, Chief Executive Officer, and Jeffrey P. Pritchett, Chief Financial Officer, will host a conference call to discuss the results today at 4:30 p.m. Central time (5:30 p.m. Eastern time).
The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings’ website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Adjusted EBITDA and Non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the “GAAP to Non-GAAP Reconciliation” included in this release.

The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s financial results.

Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Income

(in thousands)	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Revenue	$271,073	$242,095
Cost of goods sold	209,127	187,031
Gross profit	61,946	55,064
Operating expenses:
Selling, general and administrative expenses	50,627	47,647
Depreciation and amortization	4,596	4,091
Change in fair value of contingent consideration	1,911	313
Restructuring and other charges	3,344	—
Income from operations	1,468	3,013
Other income (expense):
Interest income	14	21
Interest expense	(1,077)	(1,145)
Other, net	(161)	84
Total other expense	(1,224)	(1,040)
Income before income taxes	244	1,973
Income tax expense	2,393	834
Net income (loss)	$(2,149)	$1,139

Basic earnings (loss) per share	$(0.04)	$0.02
Diluted earnings (loss) per share	$(0.04)	$0.02

Weighted-average shares outstanding – basic	53,145	52,754
Weighted-average shares outstanding – diluted	53,145	53,879

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,929	$30,755
Accounts receivable, net	200,629	188,819
Unbilled revenue	34,548	30,758
Inventories	34,715	33,327
Prepaid expenses	12,957	14,353
Other current assets	16,707	31,825
Total current assets	320,485	329,837
Property and equipment, net	33,208	32,681
Intangibles and other assets:
Goodwill	206,069	206,257
Intangible assets, net	36,577	37,715
Deferred income taxes	788	586
Other non-current assets	1,469	1,391
Total intangibles and other assets	244,903	245,949
Total assets	$598,596	$608,467
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$130,048	$170,244
Current portion of contingent consideration	11,131	11,387
Due to seller	3,604	402
Accrued expenses	17,129	11,603
Other current liabilities	35,377	31,363
Total current liabilities	197,288	224,999
Revolving credit facility	118,615	99,258
Deferred income taxes	13,168	12,898
Contingent consideration, net of current portion	9,187	10,775
Other non-current liabilities	2,773	2,510
Total liabilities	341,031	350,440
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	215,723	213,566
Treasury stock at cost	(52,207)	(52,207)
Accumulated other comprehensive loss	(14,463)	(13,993)
Retained earnings	108,506	110,655
Total stockholders' equity	257,565	258,027
Total liabilities and stockholders' equity	$598,596	$608,467

Cash Flow Data

(in thousands)	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$(2,149)	$1,139
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,596	4,091
Stock-based compensation expense	1,241	2,061
Deferred income taxes	(68)	(7)
Bad debt provision	656	875
Change in fair value of contingent consideration	1,911	313
Other operating activities	52	52
Change in assets:
Accounts receivable and unbilled revenue	(16,256)	(3,952)
Inventories	(1,388)	(6,489)
Prepaid expenses and other assets	16,382	3,100
Change in liabilities:
Accounts payable	(40,196)	(3,850)
Accrued expenses and other liabilities	10,653	(3,608)
Net cash used in operating activities	(24,566)	(6,275)

Cash flows from investing activities
Purchases of property and equipment	(3,987)	(3,719)
Net cash used in investing activities	(3,987)	(3,719)

Cash flows from financing activities
Net borrowings from revolving credit facility	19,358	5,580
Net short-term secured borrowings (repayments)	(1,803)	89
Repurchases of common stock	—	(3,500)
Payments of contingent consideration	(525)	(438)
Proceeds from exercise of stock options	984	39
Other financing activities	382	(99)
Net cash provided by financing activities	18,396	1,671

Effect of exchange rate changes on cash and cash equivalents	331	(849)
Decrease in cash and cash equivalents	(9,826)	(9,172)
Cash and cash equivalents, beginning of period	30,755	22,578
Cash and cash equivalents, end of period	$20,929	$13,406

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(2,149)	$1,139
Income tax expense	2,393	834
Total other expense	1,224	1,040
Depreciation and amortization	4,596	4,091
Stock-based compensation expense	1,241	2,061
Change in fair value of contingent consideration	1,911	313
Restructuring and other charges	3,344	—
Non-GAAP Adjusted EBITDA	$12,560	$9,478

(in thousands, except per share amounts)	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(2,149)	$1,139
Change in fair value of contingent consideration, net of tax	1,911	311
Restructuring and other charges, net of tax	2,964	—
Realignment-related income tax charges	397	—
Adjusted net income	$3,123	$1,450
Weighted-average shares outstanding – diluted	54,688	53,879
Non-GAAP Diluted Earnings Per Share	$0.06	$0.03